Exhibit 99.02

                         COMMONWEALTH OF KENTUCKY
                         PUBLIC SERVICE COMMISSION
                             730 SCHENKEL LANE
                            POST OFFICE BOX 615
                            FRANKFORT, KY 40602
                              (502) 564-3940

FOR IMMEDIATE RELEASE                   CONTACT: Matthew Rhody
Statewide                               (502) 564-3940

FRANKFORT, KY (September 12, 1997) -- The Kentucky Public Service
Commission today approved the merger between LG&E Energy Corp. and KU Energy Corporation affecting some 806,033 customers.

Once the merger is complete, KU Energy will be dissolved, leaving LG&E Energy as the holding company for both Kentucky Utilities Company (KU) and Louisville Gas and Electric Company (LG&E).

LG&E will continue its corporate existence under the laws of Kentucky, while KU will continue its dual corporate existence under the laws of Kentucky and Virginia.

The order states that the first five years of the merger should produce a savings of $313,087,000 with estimated costs of $77,220,000 over the five-year-period.

Both the cost and the savings will be shared on a 50/50 basis between shareholders and ratepayers. Over the first five years, shareholders and ratepayers will split a net savings of $235,867,000 which is an average reduction of two percent for ratepayers over five years.

LG&E and KU originally proposed to share the ratepayers' savings on a 50/50 basis. However, the commission determined that a 53/47 basis was more appropriate, based upon current revenues, with KU ratepayers receiving 53 percent and LG&E ratepayers receiving 47 percent.

KU's ratepayers will receive approximately $62.5 million in net non-fuel savings over the first five years, and LG&E's ratepayers will receive approximately $55.5 million.

Once merged, the LG&E Energy board of directors will be expanded and reconstituted from 11 members to 15 members, of which eight will be selected by LG&E Energy and seven by KU Energy.

The current board chairman and chief executive officer of LG&E Energy and LG&E, Roger Hale, will, after the merger, remain in that position and head the holding company.

The current board chairman and chief executive officer of KU Energy and KU, Michael Whitley, will, after the merger, become vice chairman and chief operating officer of LG&E Energy, LG&E, and KU.

Current shareholders of KU Energy will receive 1.67 shares of LG&E Energy stock for each share of KU Energy stock.

Shareholders of both holding companies must approve the merger. That vote is scheduled for October 14.

In the matter of rates, "The record in this case contains no analysis of the reasonable cost of equity for either LG&E or KU and, with limited evidence on current earnings, no definitive finding of overearning can be made," the order said.

"The commission will continue to monitor LG&E's and KU's financial reports and retains its statutory authority to initiate action, which may include an investigation of rates, should circumstances warrant," the order said.

LG&E and KU must file detailed plans to address any future financial situations and any proposed incentives to achieve the highest possible level of performance by September 14, 1998 or the consummation of the merger, whichever is later.

The order said, "If either utility elects to remain under traditional rate of return regulation, it should state the reasons and include an analysis and proposals relative to its earnings at that time."

"Alternatively, if either utility elects non-traditional regulation, the reasons for this choice should be disclosed, along with the details of a proposal and how it will achieve the commission's goals of providing incentives to utilities and a sharing of resulting benefits with ratepayers," the order stated.

These filings will be docketed as new cases and subjected to investigations to the full extent necessary. The commission will then determine, based on all relevant financial information, as well as current economic and regulatory conditions, whether changes should be made to the existing regulation of LG&E and KU.

In addition to the commission's approval, LG&E and KU must receive the approval of the Federal Energy and Regulatory Commission, the Securities and Exchange Commission and the Virginia State Corporation Commission.

LG&E and KU will file notifications with the Federal Trade Commission and the U.S. Department of Justice. LG&E and KU will also file notification with the Tennessee Regulatory Authority.

LG&E serves 349,866 customers in nine counties and KU serves 456,167 customers in 77 counties.